Exhibit 10(v)

DEBT SETTLEMENT AGREEMENT

Agreement made on September 28, 2007 between Nurhan Tokay, an individual residing at Heinrichstrasse 248, CH-8005, Zürich, Switzerland referred to as Creditor and SunVesta, Inc. with offices located at 76B Zugerstrasse 76b, CH-6341, Baar, Switzerland referred to as Debtor.

SECTION ONE

ACKNOWLEDGEMENT OF EXISTING OBLIGATION

The parties acknowledge that Debtor is at present indebted to Creditor in the sum of $150,795 due to loans provided by Creditor to Debtor during 2006.

SECTION TWO

AGREEMENT FOR DIFFERENT METHOD OF PAYMENT

Debtor and Creditor desire and agree to provide for the payment of the above-stated indebtedness in accordance with terms and provisions different from, and in substitution of, the terms and obligations of loan repayment as described in Section One above.

SECTION THREE

CONSIDERATION

In consideration of the mutual promises contained in this Agreement, Debtor and Creditor agree as follows:

a.

Method of Payment: Debtor agrees to pay to Creditor and Creditor agrees to accept from Debtor, in full satisfaction of $150,795 of the indebtedness described in Section One, above, 83,775 shares of Debtor’s common stock, valued at $1.80 a share, as consideration for the debt owed to Creditor due to loans provided by Creditor to Debtor.

b.

Satisfaction: On execution of this Agreement and Debtor’s board of directors resolution authorizing the issuance of 83,775 shares of Debtor’s common stock to Creditor provided for in Section Three (a) above, the original indebtedness of Debtor to Creditor, as described in Section One, above, will be forever cancelled and discharged.

In witness whereof, the parties have executed this Agreement in Baar, Switzerland on the date first mentioned above.

SunVesta, Inc.

/s/ Thomas Meier

By: Thomas Meier, Chief Executive Officer

Nurhan Tokay

/s/ Nurhan Tokay